(A free translation of the original in Portuguese)

Exhibit 3

Judicial Reorganization - Oi

Monthly Activity Report (MAR)

December 2016

February 15, 2017



José Braga
Partner
T: +55 (11) 3674 3405
jose.braga@pwc.com

Arnoldo Wald Filho
Partner
awf@wald.com.br

Alberto Camiña Moreira
Partner
albertoc@wald.com.br

Tel.: +55 (11) 3074-6000

State of Rio de Janeiro - Judiciary
Court of Justice – Judicial District of the Capital
Office of the 7th Business Law Court
Av. Erasmo Braga, 115 Lna Central 706 – CEP: 20020-903 - Centro - Rio de Janeiro - RJ

February 15, 2017

To the Hon. Judge Fernando Cesar Ferreira Vianna,

In compliance with the decision on pages 91.223-91.224, PricewaterhouseCoopers Assessoria Empresarial Ltda. ("PwC") and Escritório de Advocacia Arnoldo Wald ("Wald") (hereinafter referred to collectively as "JA"), administrators appointed in the Judicial Reorganization process of Oi S.A. - em Recuperação Judicial ("Oi S.A."), Telemar Norte Leste S.A. - em Recuperação Judicial ("Telemar Norte Leste"), Oi Móvel S.A. - em Recuperação Judicial ("Oi Móvel"), Copart 4 Participações S.A. - em Recuperação Judicial ("Copart 4"), Copart 5 Participações S.A. - em Recuperação Judicial ("Copart 5"), Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF"), and Oi Brasil Holdings Coöperatief U.A. - under Judicial Reorganization ("Oi Coop"), respectfully appear before Your Honor to present their Monthly Activity Report (MAR) for December 2016.

It includes certain accounting and financial information referring to December 2016 of the companies Oi S.A., Telemar Norte Leste S.A., Oi Móvel S.A., COPART 4 Participações S.A., COPART 5 Participações S.A., Portugal Telecom Internacional Finance B.V. and Oi Brasil Holdings Coöperatief U.A. (hereinafter referred to as the "Parties under Reorganization").

This report should be read together with our preliminary activity report, and the other monthly activity reports issued and filed in prior months.

The information presented below is mainly based on data and evidence presented by the Parties under Reorganization.

José Braga
Partner
T: +55 (11) 3674 3405
jose.braga@pwc.com

Arnoldo Wald Filho
Partner
awf@wald.com.br

Alberto Camiña Moreira
Partner
albertoc@wald.com.br

Tel.: +55 (11) 3074-6000

The individual financial statements of all Parties under Reorganization and the consolidated financial statements of the Oi Group (including, but not limited to, the Parties under Reorganization) are audited annually by independent auditors. The auditors apply limited review procedures to file the Oi Group's Consolidated Quarterly Financial Information ("ITR") with the CVM. With respect to the individual financial information of each of the Parties under Reorganization, prepared for monthly periods other than those included in the ITRs submitted to CVM, it is not submitted to an independent audit review, either by the auditors engaged by the Oi Group or the Administrators.

In accordance with CVM regulatory standards, especially Articles 25 to 28 of CVM Instruction 480/09, and subsequent amendments, Listed Companies have up to three months after the closing of their fiscal years to submit to CVM their financial information related to those years. The fiscal year of the Oi Group and, therefore, of the Parties under Reorganization, ends at December 31 of each year, accordingly, the financial information must be submitted to the CVM up to March 31.

In this context, on February 9, 2017, the Administrators filed a motion with the Court to show their concern with the possible early disclosure of financial information that could be inconsistent, since the audit process had not been completed yet, and informing that, until this audit process is completed, and the audited financial information of the Oi Group is submitted to CVM, the monthly reports would not present the following financial information, whether individual or consolidated, of the Parties under Reorganization:

- Consolidated balance sheets of the Parties under Reorganization, and respective comments; and
- Consolidated statements of monthly operations of the Parties under Reorganization, and respective comments.

With regard to the other information, including the analysis and comments on the consolidated monthly managerial cash flow of the Parties under Reorganization, as well as a summary of the JA's activities, among others, they continue to be presented in this report, as usual. As from the date on which the consolidated audited financial information of the Oi Group is made available to the CVM, we will resume the analysis of and comments, on a joint basis, on the consolidated information of the Parties under Reorganization for December 2016, January 2017, and February 2017, which will occur in the MAR to be submitted up to the 15th business day of April 2017.

José Braga
Partner
T: +55 (11) 3674 3405
jose.braga@pwc.com

Arnoldo Wald Filho
Partner
awf@wald.com.br

Alberto Camiña Moreira
Partner
albertoc@wald.com.br

Tel.: +55 (11) 3074-6000

Our work as Administrators is aimed at providing this Court with knowledge on the relevant transactions carried out by the Parties under Reorganization, through our process of analysis and discussions with the Management of those companies. The management of the Parties under Reorganization is responsible for their financial information, and the independent auditor engaged by them is qualified to express an opinion on this information annually.

Therefore, the purpose of this report is to inform Your Honor of the most up-to-date financial status of the Parties under Reorganization, based on information of such nature that was made available to us, and of the progress of the Judicial Reorganization process. The monthly reports may also contain, in addition to the necessary updating, other material information to support the ongoing process. The Administrators inform that the Parties under Reorganization have provided the information in this Report up to February 13, 2017.

We appreciate the opportunity to advise Your Honor in this process. If Your Honor requires further clarification regarding the information included in this report or other additional information, we will be pleased to extend our work as Your Honor may consider necessary.

Yours truly,

PricewaterhouseCoopers Assessoria Empresarial Ltda.

Escritório de Advocacia Arnoldo Wald

Judicial Administrators

Table of Contents

All amounts are presented in this report in thousands of BRL unless otherwise stated.
Certain capitalized terms used throughout this MAR have their meanings explained in the Glossary, at the end of the report. We recommend the reading of the glossary.

Executive Summary

Summary of the main topics addressed in this report

! Managerial cash flow – main events of the month

BRL million	11/30/2016	Variation	12/31/2016
Opening balance - financial cash flow	**6,595**	**378**	**6,973**
Amounts received	2,587	155	2,742
Payments	(2,075)	(92)	(2,165)
Investments	(281)	38	(243)
Net operating generation	**231**	**102**	**334**
Intragroup transactions	23	(99)	(76)
Financial transactions	31	31	63
Dividends and interest on capital	93	(93)	-
Closing balance - financial cash flow	**6,973**	**319**	**7,294**

Source: Managerial information provided by Management

- The generation of net cash from operations (managerial) was BRL 334 million in December, an increase of BRL 102 million in comparison with November (increase of 44%), which is a result of the good performance of the postpaid service collection campaigns. Despite this evolution, we were informed by Management that the balances represent the accumulation of cash generated naturally by the continuity of operations, without variations caused by an individually significant event. For more details, see the section of the analysis of the Managerial Cash Flow Statement.

@Main events in the period - December 2016 and events subsequent to the month under analysis

- The most significant corporate events informed by Management are the following:

i. On December 1, 2016, the Administrators appointed to supervise the procedures regarding the suspension of payments of its subsidiaries Oi Brasil Holdings Coöperatief UA - under Judicial Reorganization ("Oi Brasil Holdings") and Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF"), Oi's financing vehicles in the Netherlands, filed with the District Court of Amsterdam, in the Netherlands, requests for the conversion of the procedures for suspension of payments into bankruptcy procedures under the Dutch law. On January 12, 2017, the District Court of Amsterdam held a hearing to analyze the request for conversion of the procedures for suspension of payments into bankruptcy procedures under the Dutch law. It ruled that a decision would be issued on January 26, 2017. On January 26, 2017, the District Court of Amsterdam, in the Netherlands, informed the postponement of its decision on the hearings referring to the requests for the conversion of the related procedures for suspension of payments in Oi Brasil Holdings Coöperatief UA - under Judicial Reorganization ("Oi Brasil Holdings") and Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF").

Summary of the main topics addressed in this report

@Main events in the period - December 2016 and events subsequent to the month under analysis (continued)

i. On February 2, 2017, the District Court of Amsterdam, in the Netherlands, denied the requests for the conversion into bankruptcy procedures of the procedures for suspension of payments related to each of Oi's financing vehicles in the Netherlands, Oi Brasil Holdings Coöperatief UA - under Judicial Reorganization ("Oi Brasil Holdings") and Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF"), under the Dutch Law. On February 10, 2017, the Administrators appointed to supervise the procedures regarding the suspension of payments of Oi Brasil Holdings Coöperatief UA - under Judicial Reorganization ("Oi Brasil Holdings") and Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF") informed that they will not file an appeal against the decisions of the District Court of Amsterdam, in the Netherlands, which denied the requests for the conversion of the procedures for suspension of payments related to both Oi Brasil Holdings and PTIF. Oi was also informed that the creditors of Oi Brasil Holdings and PTIF filed appeals against the aforementioned decisions.

ii. On December 13, Oi requested authorization of the 7th Business Law Court of the Judicial District of the Capital of the State of Rio de Janeiro, which is still in progress, for the sale to Investel Communications Limited of direct and indirect interests in Timor Telecom SA ("Timor Telecom").

iii. On December 16, the Company received a group comprising the representatives of its creditors (Moelis & Company and FTI Consulting) and a potential investor, Orascom TMT Investments S.à.r.l., a company headquartered in Luxembourg, who presented an alternative judicial reorganization plan for the analysis of the Parties under Reorganization.

Summary of the main topics addressed in this report

@Main events in the period - December 2016 and events subsequent to the month under analysis (continued)

iv. On January 6, 2017, Oi S.A. became aware of the decision of the Board of the National Agency for Telecommunications (ANATEL) regarding the authorization request for the new members of the Board of Directors to take office. ANATEL issued decisions, among others, with regard to the following matters:

a) Provide authorization before the new members of Oi's Board of Directors below take office: Demian Fiocca, Hélio Calixto da Costa, Blener Braga Cardoso Mayhew, Luís Manuel da Costa de Sousa de Macedo, Nelson Sequeiros Rodriguez Tanure and José Manuel Melo da Silva; and

b) Deny authorization before the new members of Oi's Board of Directors below take office: Pedro Grossi Junior and Nelson de Queiroz Sequeiros Tanure.

c) ANATEL also established certain obligations to Oi and determined that Oi and its management should provide certain information. (Subsequent event)

- Discussions between the parties are in progress with regard to fines, review of the regulation and regulatory assets. Up to date, these matters remain undefined, and no impacts arising from these discussions on the financial information were identified.

Summary of the main topics addressed in this report

@ Main events in the period - December 2016 and events subsequent to the month under analysis (continued)

v. On January 31, 2017, after the compliance with all the contractual conditions, the transactions established in the Settlement and Share Exchange Agreement - "SSEA", signed on June 16, 2016, were completed on this date by its wholly-owned subsidiaries PT Participações, SGPS, S.A. and Africatel GmbH & Co. KG ("Africatel KG"), by its subsidiary Africatel Holdings B.V. ("Africatel BV"), in which the Company has a 75% interest, by Samba Luxco S.à r. l. ("Samba" or "Helios"), which holds the remaining 25% interest of Africatel BV, and by Pharol, SGPS, S.A. ("Pharol" and, together with Africatel KG and Africatel BV, the "Respondents"), with the main goal of terminating the arbitration proceeding started by Samba against the Respondents at the end of 2014. Accordingly, Samba waived certain rights of approval to which it was entitled according to the stockholders' agreement of Africatel BV, dated August 13, 2007, and its amendments ("Stockholders' agreement of Africatel BV"), and also transferred to Africatel BV 11,000 shares of the capital of Africatel BV, decreasing Samba's interest in Africatel BV from 25% to 14%. In compensation, Africatel BV transferred to Samba its interest of approximately 34% in the capital of the Namibian telecommunications operator Mobile Telecommunications Limited. The parties also agreed on an addendum to the Stockholders' agreement of Africatel BV. With the completion of such transactions, Samba discharges Africatel KG, Africatel BV, Pharol and their associates from all the complaints filed in the arbitration process, on an irrevocable and unconditional basis. Samba and the Respondents will request to the arbitration tribunal, assembled according to the rules of the International Chamber of Commerce, to make an Award by Consent, aiming to record the terms of the agreement established in the SSEA, according to which the arbitration should be terminated, and Oi's subsidiaries should receive a settlement in relation to all the past and present claims of Samba referring to alleged violations of the Stockholders' Agreement of Africatel BV that arose in the arbitration process.

Summary of the main topics addressed in this report

@Main events in the period - December 2016 and events subsequent to the month under analysis (continued)

vi. In the last month, the Administrators made efforts to conclude and present, on a timely basis, their List of Creditors. They also prepared a motion that accompanied the aforementioned List of Creditors, in which the Administrators highlighted some criteria of the list, and suggested some tasks and assignments, extending the administrative phase to enable improvement of the list. This motion was accepted by the Court. More information on the list of creditors, and the activities of the Administrators are presented further on in this MAR.

We did not identify significant operating events in the month other than those mentioned above, and those resulting from the judicial reorganization process, as discussed throughout this MAR and prior MARs.

Executive Report

Introduction

- The Oi Group decided to apply for Judicial Reorganization on June 20, 2016, based on the Judicial Reorganization and Bankruptcy Act, which was approved on June 29, by the 7th Business Law Court of the Judicial District of Rio de Janeiro, State of Rio de Janeiro (Proceeding 0203711- 65.2016.8.19.0001). The Judicial Reorganization involves the following companies:
  - i. **Oi S.A. - em Recuperação Judicial ("Oi S.A.");**
  - ii. **Telemar Norte Leste S.A. - em Recuperação Judicial ("Telemar Norte Leste");**
  - iii. **Oi Móvel S.A. - em Recuperação Judicial ("Oi Móvel");**
  - iv. **Copart 4 Participações S.A. - em Recuperação Judicial ("Copart4");**
  - v. **Copart 5 Participações S.A. - em Recuperação Judicial ("Copart5");**
  - vi. **Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF"); and**
  - vii. **Oi Brasil Holdings Coöperatief U.A. - under Judicial Reorganization ("Oi Coop")**
- In order to facilitate the reading of this report, the complete corporate structure of the Oi Group and a brief description of each Party under Reorganization are presented in Attachments II and III to this report.
- As previously presented in the Accompanying Letter to this report, in this Report the balance sheet and the consolidated statement of operations of the Parties under Reorganization will not be presented. Accordingly, the objective of this Report is to present the evolution of the consolidated cash flow of the Parties under Reorganization in December 2016, in comparison with the previous month, based on the consolidated financial information that was provided to us by the Management of the Parties under Reorganization.

Financial Information

Parties under Reorganization Consolidated – Managerial Cash Flow Statement - December 1 to 31, 2016

Amounts received	Nov 16	Dec 16	?
Clients	1,947	2,128	9%
Dealers	494	465	-6%
Network services/others	146	149	2%
Total	**2,587**	**2,742**	**6%**

Materials/services	Nov 16	Dec 16	?
Plant maintenance	(103)	(141)	37%
Rentals	(238)	(229)	-4%
Data processing/printing	(113)	(94)	-16%
Call Center service/collection	(101)	(122)	20%
Concessionaires	(107)	(96)	-10%
Consultancies/audits/fees	(35)	(37)	6%
Other services/payments	(506)	(455)	-10%
Total	**(1,203)**	**(1,174)**	**-2%**

Investments	Nov 16	Dec 16	?
Telemar	(132)	(143)	8%
Brt Fixa	(59)	(47)	-20%
Oi Móvel	(90)	(53)	-41%
Total	**(281)**	**(243)**	**-14%**


BRL million
12,000
11,000
10,000
9,000
8,000
7,000
6,000
5,000
6,973
2,742
(221)
(1,174)
(103)
(647)
11
(31)
(243)
(76)
63
7,294
Operating cash generation = BRL 334 million
Opening balance - financial cash flow (Nov/16)
Amounts received
Personnel
Materials/services
Network services
Taxes
Judicial deposits
Contingencies
Investments
Intragroup transactions
Financial transactions
Closing balance - financial cash flow (Dec/16)

Source: Managerial statements prepared and made available by the Companies.

- During the month, the generation of net cash from operations totaled BRL 334 million, which is equivalent to 4.8% of the balance of cash and cash equivalents on December 1. We discussed with Management and understood that there was no significant variation in the cash flow for the period. The main highlight, in absolute amounts, is the increase in amounts received from Clients (BRL 181 million), which is due to the good performance of the collection campaigns for postpaid service clients. We present below more details about the variations that occurred in the period.

Parties under Reorganization Consolidated – Managerial Cash Flow Statement - December 1 to 31, 2016

Managerial cash flow statement

BRL million	11/30/2016	Variation	12/31/2016
Opening balance - financial cash flow	**6,595**	**378**	**6,973**
Clients	1,947	181	2,128
Network services	81	17	98
Dealers	494	(29)	465
Others	65	(14)	51
! **Amounts received**	**2,587**	**155**	**2,742**
Personnel	(124)	(97)	(221)
Materials/services	(1,203)	29	(1,174)
Network services	(85)	(18)	(103)
Taxes	(637)	(10)	(647)
Judicial deposits	(3)	14	11
Contingencies	(23)	(8)	(31)
@ **Payments**	**(2,075)**	**(90)**	**(2,165)**
Telemar	(132)	(11)	(143)
Brt Fixa	(59)	12	(47)
Oi Móvel	(90)	37	(53)
# **Investments**	**(281)**	**38**	**(243)**
Net operating generation	**231**	**103**	**334**
$ **Intragroup transactions**	**23**	**(99)**	**(76)**
% **Financial transactions**	**31**	**32**	**63**
^ **Dividends and interest on capital**	**93**	**(93)**	**-**
Closing balance - financial cash flow	**6,973**	**321**	**7,294**

Source: Managerial information provided by Management

- *The adjacent table shows the consolidated managerial cash flow statement provided by Management.*
- *We will address below the main variations that occurred in the period, presenting the respective clarifications provided by Management.*

Additional clarifications

! **Amounts received:** the variation of BRL 155 million in amounts received is mainly due to the following factors:

- as already mentioned, there was an increase in amounts received of approximately BRL 181 million due to the collection effort in the line of postpaid services of the Parties under Reorganization; and
- there was a decrease in the Dealers account (partners that sell cell phone credits), companies that purchase prepaid credits from Oi and resell them in points of sale. In November 2016, a portion of these intermediaries paid their invoices due in advance aiming to increase their available credit limits, thus increasing billings by approximately BRL 54 million. These receipts were regulated in December.

@ **Payments:** the main variation among the disbursements in this account is due to the payment of the 13th month salary and vacation pay, which are characteristic of December.

Investments: there was a decrease of BRL 38 million in these disbursements between November and December. Management informed us that the monthly investments are in accordance with the CAPEX monthly planning.

Parties under Reorganization Consolidated – Managerial Cash Flow Statement - December 1 to 31, 2016

Managerial cash flow statement

BRL million	11/30/2016	Variation	12/31/2016
Opening balance - financial cash flow	**6,595**	**378**	**6,973**
Clients	1,947	181	2,128
Network services	81	17	98
Dealers	494	(29)	465
Others	65	(14)	51
! **Amounts received**	**2,587**	**155**	**2,742**
Personnel	(124)	(97)	(221)
Materials/services	(1,203)	29	(1,174)
Network services	(85)	(18)	(103)
Taxes	(637)	(10)	(647)
Judicial deposits	(3)	14	11
Contingencies	(23)	(8)	(31)
@ **Payments**	**(2,075)**	**(90)**	**(2,165)**
Telemar	(132)	(11)	(143)
Brt Fixa	(59)	12	(47)
Oi Móvel	(90)	37	(53)
# **Investments**	**(281)**	**38**	**(243)**
Net operating generation	**231**	**103**	**334**
$ **Intragroup transactions**	**23**	**(99)**	**(76)**
% **Financial transactions**	**31**	**32**	**63**
^ **Dividends and interest on capital**	**93**	**(93)**	**-**
Closing balance - financial cash flow	**6,973**	**321**	**7,294**

Source: Managerial information provided by Management

Additional clarifications (continued)

$ **Intragroup transactions:** as observed in the previous MARs, the sale of a portion of the receivables portfolio to Rio Alto, a Group company that is not included in the Judicial Reorganization, is recurrent. This transaction is similar to a discount of receivables. We were informed by Management that the disbursements identified in the account, in the current month, refer to securities whose maximum collection period were not complied with. In these cases, the original holder of the securities must reimburse the amounts to Rio Alto, taking back the securities whose collection period was exceeded.

% **Financial transactions:** refer to earnings from financial investments of the Parties under Reorganization Oi S.A. and Oi Móvel, mostly National Treasury Bills (LFTs), and a portion in Bank Deposit Certificates (CDBs) of top tier banks.

^ **Dividends and interest on capital:** as presented in the MAR for November, dividends were granted by Rio Alto (BRL 31 million referring to the minimum mandatory amount and BRL 62 million to the revenue reserve) to Oi S.A. In December, this distribution did not occur.

List of Creditors

List of Creditors

Creditors per area	Published on 6/20/2016 Number of creditors	Local currency	Foreign currency	Total	Published on 9/20/2016 Number of creditors	Local currency	Foreign currency	Total
Legal - labor claims	5,007	483	-	483	4,978	479	-	479
Lawyers' fees	191	86	0	86	186	86	0	86
Pension fund	1	534	-	534	1	534	-	534
Suppliers - CAP - Lawyers	6	1	-	1	7	1	-	1
Legal - Civil - PEX	-	-	-	-	41	4	-	4
Class 1 - Labor creditors	**5,205**	**1,104**	**0**	**1,104**	**5,213**	**1,104**	**0**	**1,104**
Finance	1	3,327	-	3,327	1	3,327	-	3,327
Class 2 - Creditors with real guarantee	**1**	**3,327**	**-**	**3,327**	**1**	**3,327**	**-**	**3,327**
Finance	19	9,403	36,691	46,094	17	3,952	36,710	40,662
Anatel - AGU and judicial level	1	7,201	-	7,201	-	-	-	-
Anatel - administrative level	1	3,891	-	3,891	1	11,092	-	11,092
Legal - Civil Proceedings - PEX	43,432	1,373	-	1,373	43,463	1,373	-	1,373
Suppliers - CAP - Suppliers	746	1,353	8	1,361	820	6,997	11	7,008
Suppliers - CAP - Intercompany	78	238	-	238	-	-	-	-
Legal - Strategic Civil Proceedings	62	152	-	152	62	152	-	152
Legal - Proceedings - JEC	12,202	106	-	106	12,251	106	-	106
Legal - Consumer Civil Proceedings	1,902	85	-	85	1,934	79	-	79
Legal - Administrative Proceedings	90	11	-	11	-	-	-	-
Lawyers' fees	37	4	-	4	37	4	-	4
PROCON/ANCINE	-	-	-	-	90	18	-	18
Suppliers HR	-	17	-	17	8	17	-	17
Legal - Labor Proceedings	-	-	-	-	-	-	-	-
Class 3 - unsecured creditors	**58,570**	**23,834**	**36,700**	**60,534**	**58,683**	**23,790**	**36,721**	**60,511**
Legal - Civil Proceedings - PEX	1,909	113	-	113	1,909	113	-	113
Suppliers - CAP - Suppliers	1,105	63	-	63	1,101	64	-	64
Legal - Strategic Civil Proceedings	18	7	-	7	18	7	-	7
Legal - Proceedings - JEC	31	0	-	0	31	0	-	0
Legal - Consumer Civil Proceedings	11	0	-	0	11	0	-	0
Class 4 - Small companies and small-sized companies	**3,074**	**184**	**-**	**184**	**3,070**	**184**	**-**	**184**
Total creditors	**66,850**	**28,449**	**36,700**	**65,149**	**66,967**	**28,405**	**36,721**	**65,127**

Source: Lists disclosed by Oi, as being those published on the corresponding dates.

*** The List of Creditors presented above has not been changed in comparison with the list informed in the MAR for the previous month. The next page shows the details on the List of Creditors published.**

List of Creditors

- Based on its internal controls and systems, the Management of the Parties under Reorganization has prepared and consolidated a list of all the obligations that, according to Management, should make up the base of creditors at the time the Judicial Reorganization was applied for (June 20, 2016). The first list was entered in the case records along with the initial petition and subsequently rectified and updated by the Management of the Parties under Reorganization, as shown in the columns to the right in the table presented above.
- The columns to the right refer to the Notice in accordance with Article 52, paragraph 1, of Law 11,101/2005, published on September 20, 2016.
- The breakdown presented includes the List of Creditors classified as: Class 1 (Labor Creditors), Class 2 (Creditors with real guarantee), Class 3 (unsecured creditors) and Class 4 (Small and medium-sized companies), as legally required.
- For more details on the Administrators' activities together with the management of the Parties under Reorganization and creditors, see Section "Summary of the Administrators' Activities" later in the report.

Summary of the Administrators' Activities

Summary of the Administrators' Activities up to date

Creditors Support

Likewise in the prior months, the Administrators continue to be contacted by national and international creditors either through face-to-face meetings, by the telephone (0800-717-7738, or +55 (21) 3232-1142, a number created especially for foreign creditors), or via e-mail credoresoi.pwc.wald@pwc.com.

In the last month, the Administrators concentrated their efforts in completing and presenting, on a timely basis, their List of Creditors, after analyzing 25,883 Proofs of Claim and Disputes received, and 10,869 rectification requests by the debtors. These analyses were not limited to the verification of documents; they are a result of countless meetings with the interested creditors and the Parties under Reorganization.

We also prepared a motion that accompanied the aforementioned List of Creditors, in which the Administrators highlighted some of the criteria used in the list, and suggested some further tasks and assignments, extending the administrative phase to contribute to the secure and agile processing of this reorganization, and a list of creditors that reflects, in a more accurate, faithful and complete manner, the situation of the creditors and the indebtedness of the Parties under Reorganization.

Since the extension of the administrative phase, suggested in the aforementioned motion, was accepted by the Court, the Administrators already resumed the work seeking to improve the list. For example, in this sense, the Administrators obtained from the notary office of such Court, the files of all proofs of claim presented up to 1/31/2017 for the analysis of the requests.

The Administrators also created a communication channel with the creditors proposed in the aforementioned motion (via e-mail manifestacoes.pwc.wald@wald.com.br), so that the interested parties may present their notes to the Administrators in relation to the credits included in the list filed on 1/23/2017; several e-mails have already been received.

The Administrators held conference calls with the Court and the judges responsible for the procedures for the suspension of payments that are pending before the Dutch Court against the Parties under Reorganization Portugal Telecom International Finance B.V. and Oi Brasil Holdings Coöperatief U.A., since the request to convert them into bankruptcy of the aforementioned debtors was about to be examined in that foreign jurisdiction.

We also filed and verified the progress of the motion relating to the content of this MAR and the next two.

The Administrators continue to analyze legal issues of different complexities and various branches of law, including international law, in view of the many questions that continue to arise.

Next, the Administrators have listed the statements presented in the electronic court records after the last Monthly Activity Report, indicating the relevant pages.

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS

Pages 126.652/127.548	Statement requesting that the list of creditors mentioned in paragraph 2, of Article 7, of Law 11,101/05 be inserted in the record, and also proposing the extension of the administrative phase so that this list may reflect, in a more accurate manner, the situation of the creditors and the indebtedness of the Parties under Reorganization.	1/23/2017
Pages 128.912/128.973	Monthly report of the activities performed by the Parties under Reorganization.	1/23/2017
Pages 126.641/126.643	Statement on: (i) the motion of the Parties under Reorganization informing the differences between Oi Brasil Holdings Cöoperatief U.A. and Portugal Telecom International Finance B.V. and their Judicial Administrators appointed by the Dutch Court; and (ii) the opinion of the Public Attorney's Office, in which it informs the receipt of the official letter of the National Agency for Telecommunications (ANATEL) "reporting the possible omission of credit amounting to 400 million euros on behalf of Pharol".	1/26/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS

Pages 129.114/129.116	Statement on: (i) the petition of Mario Madureira Advogados Associados and others with regard to the establishment of a conciliation hearing between the Parties under Reorganization and the petitioners; (ii) the official letter of the 19th Civil Court of the Judicial District of Porto Alegre, State of Rio Grande do Sul, requesting a credit reserve of BRL 8,425.70, arising from the conviction determined in the records of Proceeding 0238152-23.2013.8.21.0001; (iii) the official letters of the 3rd Federal Court of Tax Foreclosures of the Judicial District of Rio de Janeiro, State of Rio de Janeiro, requesting credit reserves of BRL 636,522.71 and BRL 128,797.95, "to post a bond" in Tax Foreclosures 0108460-58.2013.4.02.5101 and 0082201-21.2016.4.02.5101, respectively;	2/1/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS

Pages 129.114/129.116	Statement on: (iv) the official letters of the 1st and 2nd Civil Courts of the Judicial District of Ijuí, State of Rio Grande do Sul, requesting the credit reserve of the following amounts: (a) BRL 24,396.67, arising from Proceeding 0012741-77.2014.8.21.0016; (b) BRL 36,558.10, arising from Proceeding 0015068-92.2014.8.21.0016; (c) BRL 31,205.00, arising from Proceeding 0008876-46.2014.8.21.0016; (d) BRL 25,174.02, arising from Proceeding 0017074-72.2014.8.21.0016; (e) BRL 2,659.14, arising from Proceeding 0007738-10.2015.8.21.0016; and (f) BRL 26,167.39, arising from Proceeding 0004334-48.2015.8.21.0016; (v) the motion from The Bank of New York Mellon, in which "it confirms the impossibility of complying with the request of the Public Attorney's Office regarding the presentation of the list of noteholders on the day before the general meeting of creditors"; and	2/1/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS

Pages 129.114/129.116	Statement on: (vi) the motion of the Parties under Reorganization requesting the suspension of a clause of the agreement established with Globenet Cabos Submarinos S.A., so that they may only pay to this company the actual use of the undersea fiber optic cable network.	2/1/2017
Pages 129.203/129.213	Statement on: (i) petition from the Party under Reorganization Telemar Norte Leste S.A. to the 5th Federal Court of Tax Foreclosure of Rio de Janeiro, State of Rio de Janeiro, regarding the issuance of an official letter with the decision to unfreeze the amount of BRL 4,684,386.96, which was determined in the tax foreclosure records filed by Anatel; (ii) request from the Parties under Reorganization of judicial authorization to sell the asset, included in the ownership interest in Timor Telecom S.A.	2/8/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS

Pages 156.056/156.058	Statement requesting that the MARs filed in February, March and April 2017 be presented without the following financial information: (i) Consolidated Balance Sheets of the Parties under Reorganization and respective comments; and (ii) Consolidated Statements of Monthly Operations of the Parties under Reorganization and respective comments.	2/9/2017

Summary of the Administrators' Activities up to date (continued)

Summary of the Administrators' Statements	Interlocutory appeals in which the Administrators presented statements:	
0058493-09.2016.8.19.0000	Appeal filed by the Parties under Reorganization against the decision on pages 96.767/96.769, which recognized the right to speak and vote in the General Meeting of Creditors of the bondholders, including through their trustees, Citicorp Trustee Company Ltd and The Bank of New York Mellon.	1/26/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proofs of Claims in which the Judicial Administrators presented statements:	
0392885-93.2016.8.19.0001	Request filed by José Eduardo de Araújo Lima, in which he claims to be a creditor of the amount of BRL 2,708.76, credit originating from Suit 0001951-12.2016.8.05.0274, filed before the Small-claims Court of Vitória da Conquista, State of Bahia, against Oi Móvel S.A.	2/6/2017
0395411-33.2016.8.19.0001	Request filed by Maquerle Kestering, in which he claims to be a creditor of the amount of BRL 616,021.28, credit originating from Suit 31776-2008.008.09.009, filed before the 8th Labor Court of Curitiba, State of Paraná, against Oi Móvel S.A.	2/6/2017
0398723-17.2016.8.19.0001	Request filed by Álvaro Marcus Alves Ferreira, in which he claims to be a creditor of the amount of BRL 560.82, credit originating from Suit 0008143-72.2016.8.19.0208, filed before the 13th Regional Small Civil Claims Court of Méier, State of Rio de Janeiro, against Telemar Norte Leste S.A.	2/6/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proofs of Claims in which the Judicial Administrators presented statements:	
0398997-78.2016.8.19.0001	Request filed by Lêda Maria Lima da Costa Antônio, in which she claims to be a creditor of the amount of BRL 3,168.79, credit originating from Suit 0036774-51.2016.8.19.0038, filed before the 2nd Small Civil Claims Court of the Judicial District of Nova Iguaçu, State of Rio de Janeiro, against Telemar Norte Leste S.A.	2/6/2017
0413969-53.2016.8.19.0001	Request filed by Eliane Delurdes Machado Tarram, in which she claims to be a creditor of the amount of BRL 10,526.75, credit originating from Suit 0005817-30.2015.8.16.0024, filed before the Small Civil Claims Court of the Judicial District of Almirante Tamandaré, State of Paraná, against Oi Móvel S.A.	2/6/2017
0420525-71.2016.8.19.0001	Request filed by Marinalda de Sousa, in which she claims to be a creditor of the amount of BRL 1,773.04, credit originating from Suit 0046891-04.2016.8.19.0038, filed before the 2nd Small Civil Claims Court of the Judicial District of Nova Iguaçu, State of Rio de Janeiro, against Oi S.A.	2/6/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proofs of Claims in which the Judicial Administrators presented statements:	
0420544-77.2016.8.19.0001	Request filed by Patrine Joana Pinto Madureira, in which she claims to be a creditor of the amount of BRL 5,000.00, credit originating from Suit 0050212-47.2016.8.19.0038, filed before the 1st Small Civil Claims Court of the Judicial District of Nova Iguaçu, State of Rio de Janeiro, against Telemar Norte Leste S.A.	2/6/2017
0420561-16.2016.8.19.0001	Request filed by Gilson Almeida Soares, in which he claims to be a creditor of the amount of BRL 2,219.06, credit originating from Suit 0038930-12.2016.8.19.0038, filed before the 2nd Small Civil Claims Court of the Judicial District of Nova Iguaçu, State of Rio de Janeiro, against Telemar Norte Leste S.A.	2/6/2017
0414629-47.2016.8.19.0001	Request filed by Bioqualynet Saúde Ocupacional Ltda., in which it claims to be a creditor of the amount of BRL 254,686.54, credit originating from a supply contract with Oi S.A.	2/6/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proofs of Claims in which the Judicial Administrators presented statements:	
0415122-24.2016.8.19.0001	Request filed by Viviane Valeria Rodrigues da Silva, in which she claims to be a creditor of the amount of BRL 3,569.64, credit originating from Suit 1000453-03.2016.8.26.0071/01, filed before the 1st Small Civil Claims Court of the Judicial District of Bauru, State of São Paulo, against TNL PCS S.A. (Oi Móvel S.A.).	2/6/2017
0418948-58.2016.8.19.0001	Request filed by Jose Moura Dias, in which he claims to be a creditor of the amount of BRL 2,395.19, credit originating from Suit 0024010-33.2016.8.19.0038, filed before the 2nd Small Civil Claims Court of the Judicial District of Nova Iguaçu, State of Rio de Janeiro, against Telemar Norte Leste S.A.	2/6/2017
0419327-96.2016.8.19.0001	Request filed by Jacqueline Soares da Silva, in which she claims to be a creditor of the amount of BRL 2,000.00, credit originating from Suit 0701347-39.2016.8.07.0020, filed before the Small Civil Claims Court of the Judicial District of Águas Claras, Federal District, against Telemar Norte Leste S.A.	2/6/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proofs of Claims in which the Judicial Administrators presented statements:	
0017173-39.2017.8.19.0001	Request filed by Josiane Aparecida dos Santos, in which she claims to be a creditor of the amount of BRL 4,348.11, credit originating from Suit 0330174-43.2015.8.13.0231, filed before the Small Civil and Criminal Claims Court of the Judicial District of Ribeirão das Neves, State of Minas Gerais, against Oi S.A.	2/6/2017
0017278-16.2017.8.19.0001	Request filed by Marta da Soares da Silva José, in which she claims to be a creditor of the amount of BRL 2,262.37, credit originating from Suit 0017282-27.2016.8.19.0021, filed before the 2nd Small Civil Claims Court of the Judicial District of Duque de Caxias, State of Rio de Janeiro, against Telemar Norte Leste S.A. and Oi Móvel S.A.	2/6/2017
0420608-87.2016.8.19.0001	Request filed by Regina Célia Souto Silveira, in which she claims to be a creditor of the amount of BRL 6,852.12, credit originating from Suit 0004482-45.2012.8.19.0202, filed before the 15th Small-claims Court of the Judicial District of Rio de Janeiro, State of Rio de Janeiro, against TNL PCS S.A. (Oi Móvel S.A.).	2/6/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proofs of Claims in which the Judicial Administrators presented statements:	
0420690-21.2016.8.19.0001	Request filed by Filipe Santos Dias, in which he claims to be a creditor of the amount of BRL 12,352.13, credit originating from Suit 0000332-41.2014.5.17.0013, filed before the 13th Labor Court of Vitória, State of Espírito Santo, against Telemar Norte Leste S.A.	2/6/2017
0421099-94.2016.8.19.0001	Request filed by Julio Gastão Feyh, in which he claims to be a creditor of the amount of BRL 34,831.50, credit originating from the suit against Oi S.A.	2/6/2017
0423573-38.2016.8.19.0001	Request filed by Maria de Fatima Arruda Marques Sé, in which she claims to be a creditor of the amount of BRL 18,391.16, credit originating from Suit 0075578-29.2015.8.05.0001, filed before the 1st Small Consumer Claims Court of the Judicial District of Salvador, State of Bahia, against Telemar Norte Leste S.A.	2/6/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proofs of Claims in which the Judicial Administrators presented statements:	
0425665-86.2016.8.19.0001	Request filed by Valéria Ernesto Bezerra de Menezes, in which she claims to be a creditor of the amount of BRL 3,358.30, credit originating from Suit 0242330-98.2015.8.19.0001, filed before the 23rd Small Civil Claims Court of the Judicial District of Rio de Janeiro, State of Rio de Janeiro, against Oi S.A.	2/6/2017
0426529-27.2016.8.19.0001	Request filed by Pio José Rambo, in which he claims to be a creditor of the amount of BRL 144,994.63, credit originating from Suit 001/1.05.0196086-8, filed before the 13th Civil Court of the Judicial District of Porto Alegre, State of Rio Grande do Sul, against Brasil Telecom (Oi S.A.).	2/6/2017
0431453-81.2016.8.19.0001	Request filed by Teresa Paula Brandão Santos, in which she claims to be a creditor of the amount of BRL 13,614.21, credit originating from Suit 0298307-75.2015.8.19.0001, filed before the 5th Regional Small Civil Claims Court of Copacabana, State of Rio de Janeiro, against Telemar Norte Leste S.A.	2/6/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proofs of Claims in which the Judicial Administrators presented statements:	
0430228-26.2016.8.19.0001	Request filed by Danielle Cruz do Rosário and Elzir Cruz do Rosário, in which they claim to be creditors of the amount of BRL 2,776.95, credit originating from Suit 0032730-68.2015.8.19.0023, filed before the Small Civil Claims Court of Itaboraí, State of Rio de Janeiro, against TNL PCS S.A. (Oi Móvel S.A.).	2/6/2017
0432075-63.2016.8.19.0001	Request filed by Maria de Jesus Bezerra Carvalho, in which she claims to be a creditor of the amount of BRL 2,000.00, credit originating from Suit 0044892-16.2016.8.19.0038, filed before the 2nd Small Civil Claims Court of the Judicial District of Nova Iguaçu, State of Rio de Janeiro, against Telemar Norte Leste S.A.	2/6/2017
0432113-75.2016.8.19.0001	Request filed by Leila Monte Paula, in which she claims to be a creditor of the amount of BRL 1,000.00, credit originating from Suit 0084113-40.2015.8.19.0038, filed before the 2nd Small Civil Claims Court of the Judicial District of Nova Iguaçu, State of Rio de Janeiro, against Telemar Norte Leste S.A.	2/6/2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proofs of Claims in which the Judicial Administrators presented statements:	
0432532-95.2016.8.19.0001	Request filed by Daniel Euriques da Silva, in which he claims to be a creditor of the amount of BRL 1,500.00, credit originating from Suit 0061433-27.2016.8.19.0038, filed before the 1st Small Civil Claims Court of the Judicial District of Nova Iguaçu, State of Rio de Janeiro, against Telemar Norte Leste S.A.	2/6/2017

*** In addition to the cases presented, the Administrators, in response to the official letters and requests directly addressed to the Administrators by the different Courts in the Country, presented its statements in the proceedings filed against the Parties under Reorganization.**

Attachments

Qualifications and emphasis of matter paragraphs in the Financial Statements as of December 31, 2015 and Quarterly Information published as of September 30, 2016

As of **December 31, 2015**, the external audit opinion (KPMG Auditores Independentes) on the Audit of the Oi Group included a **qualification** with respect to the form of recognition of the surplus value and subsequent impairment in the merger of **Telemar Participações S.A. ("Telemar")**, on September 1, 2015.

Based on the aforementioned report, we verified that Telemar's assets included the surplus value originated from the acquisition of Brasil Telecom Participações S.A. ("BrT", currently Oi S.A.), which, as permitted by the Brazilian Securities Commission (CVM), was reversed from the Company's books and restored at Telemar's consolidated level, until the complete repayment thereof in 2025. Although there is no specific accounting standard on the merger of entities sharing a common control either in the IFRS or the Brazilian accounting principles, the interpretation suggests that, upon a merger, the maintenance or reversal of the surplus value would be an accounting practice option to be made by the Company. However, the understanding in CVM's Official Letter is for its maintenance in the consolidated financial statements of the stockholder Telemar.

Based on the opinion, the Company, upon the merger, did not include the surplus value in the net assets. Therefore, on December 31, 2015, non-current assets and stockholders' equity balances are understated by BRL 1,233,299 thousand, which refers to the net surplus value balance amounting to BRL 9,079,988 thousand less an impairment loss of BRL 7,211,353 thousand and tax effects of BRL 635,336 thousand.

The loss for the year ended on that date is understated by BRL 4,993,072 thousand, which refers to non-reported amortization of the surplus value of BRL 233,579 thousand and impairment loss of BRL 4,759,493 thousand, both net of tax effects.

In turn, in the **ITR dated September 30, 2016**, the auditors updated the amounts referring to that same qualification, as follows: non-current assets and stockholders' equity balances are reported understated by BRL 5,492,263 thousand (BRL 5,992,793 thousand at December 31, 2015), which is the net balance of the surplus value amounting to BRL 8,321,611 thousand (BRL 9,079,988 thousand at December 31, 2015), net of tax effects of BRL 2,829,348 thousand (BRL 3,087,196 thousand at December 31, 2015). In addition, the loss for the quarter and nine-month period ended on that date is reported understated by BRL 163,562 thousand and BRL 500,529 thousand, respectively, which refer to the unrecorded surplus value amortization, net of tax effects.

According to the ITRs, the Management of Oi S.A. presented a technical inquiry to CVM on the accounting policy adopted, which is still being analyzed by the regulatory authority.

Qualifications and emphasis of matter paragraphs in the Financial Statements as of December 31, 2015 and Quarterly Information published as of September 30, 2016

The auditor's report for September 30, 2016 includes also an **emphasis of matter paragraph** related to the **risk that the Company will not continue as a going concern**. "As mentioned in Note 1 to the interim accounting information, considering the Company's financial standing, the resulting losses and working capital deficiency, on June 20, 2016, Oi S.A. - Em Recuperação Judicial and its direct and indirect subsidiaries, Oi Móvel S.A. – em Recuperação Judicial, Telemar Norte Leste S.A. – em Recuperação Judicial, Copart 4 Participações S.A. – em Recuperação Judicial, Copart 5 Participações S.A. – em Recuperação Judicial, Oi Brasil Holdings Coöperatief U.A. – under Judicial Reorganization and Portugal Telecom International Finance BV – under Judicial Reorganization, filed a request for judicial reorganization before the 7th Business Court of the Judicial District of the Capital of the State of Rio de Janeiro, which was approved on June 29, 2016, pursuant to Law 11,101/05. On September 5, 2016, the Company's Board of Directors approved the Judicial Reorganization Plan ("Plan") prepared by the Company's Management containing a detailed breakdown of the means of Reorganization to be employed, the statement of its economic feasibility and the economic, financial and valuation report of the properties and assets of the Company issued by a specialized company.

The General Meeting of Creditors ("GMC"), under the terms of the Law, will vote on the Plan within a term not exceeding 150 (one hundred and fifty) days as from the approval of the processing of the Judicial Reorganization. Currently, there are a number of ongoing discussions and questionings about the Plan, as well as the dependence on future events mentioned above, which may or may not materialize, such as the approval of the Plan by the GMC. At September 30, 2016, the Company's assets and liabilities were measured and presented considering the normal business continuity. Given the circumstances described above and the current stage of the Judicial Reorganization process, even considering compliance with the corresponding legal requirements, there are still significant uncertainties regarding the approval of the Plan in the scope of the Judicial Reorganization process, and, therefore, it is not possible to determine, at this time, what will be the outcome of that matter, its impact on the individual and consolidated accounting information, and whether the entity will be able to realize its assets and settle its liabilities in the ordinary course of business.

Because of the matters described in the basis for disclaimer of opinion paragraph, the auditor was unable to obtain appropriate and sufficient evidence to substantiate our conclusion on the individual and consolidated accounting information included in the aforementioned quarterly information. Consequently, we do not express a conclusion on these interim accounting information."

We recommend the reading of the publication available at the website of the Oi Group at http://ri.oi.com.br

Brief description of the Parties under Reorganization


Oi S.A.
Oi Móvel S.A.
Telemar Norte Leste S.A.
Parties under Reorganization of the Oi Group
Portugal Telecom International Finance B.V.
Copart 4 and Copart 5 Participações S.A.
Oi Brasil Holdings Coöperatief U.A.

Oi S.A.

Main landline telephone service provider in Region II and domestic and international long-distance service provider. It also has interests in other companies of the Group, being Oi Group's main holding company.

Oi Móvel

Mobile cellphone service provider in Regions I, II, and III and DTH TV services.

Telemar Norte Leste

Main landline telephone service provider in Region I and domestic and international long-distance call service provider.

PTIF

Non-operating entity. Vehicle for financing/fund raising in the global market.

Copart 4 and 5

Two legal entities used for the management and administration of real estate and main properties leased to the Oi Group.

Oi Coop

Non-operating entity. Vehicle for financing/fund raising in the global market.

* Chart previously presented with the Preliminary Activity Report dated July 26, 2016. Information presented again to facilitate the understanding of the structure of the Parties under Reorganization.

Organization chart - Parties under Reorganization


Oi S.A. (Holding)
100%
Telemar Norte Leste S.A. (STFC concession)
100%
Portugal Telecom Intern. Finance BV (financing vehicle)
100%
Oi Brasil Holdings Cooperatief U.A. (financing vehicle)
100%
Copart 5 (financing vehicle)
98.875%
Oi Serviços Financeiros S.A. (currently Copart 3)
100%
CVTEL B.V
50%
Rio Alto Gestão de Créditos e Participações S.A
100%
Carrigans Finance S. a RL
100%
PT Participações SGPS S.A.
99.8%
Bryophyta SP Participações S/A (Dommo project)
100%
Oi Móvel S.A. (SMP and SeAC authorization)
100%
Copart 4 (financing vehicle)
4 other companies (see Attachments)
12 other companies (see Attachments)
Parties under Reorganization

Source: information provided by Management.

Detailed corporate organization chart - Parties under Reorganization


Telemar Norte Leste S.A.
100%
Oi Móvel S.A
50%
Companhia AIX de Participações
99.99%
SEREDE - Serviços de Rede S.A
99.99%
Dommo Empreendimentos Imobiliários S.A
99.99%
BrT Card Serviços Financeiros Ltda
10%
Pharol SGPS S.A
100%
Copart 4 Participações S.A
100%
Brasil Telecom Call Center S.A
19.04%
Hispamar Satélite S.A.
99.9%
Brasil Telecom Comunicação Multimídia Ltda.
50%
Companhia ACT de Participações
99.99%
Oi Internet S.A
100%
Rede Conecta Serviços de Rede S.A
99.87%
Oi Paraguay Multimedia Comunicaciones SRL.
12 other companies (see following pages)
Parties under Reorganization

Source: information provided by Management.

Detailed corporate organization chart - Parties under Reorganization


Oi Móvel S.A.
99.99%
Paggo Empreendimentos S.A. (Holding)
99.99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
50%
Paggo Soluções e Meios de Pagamentos S.A.
99.99%
Paggo Administradora Ltda.
Parties under Reorganization

Source: information provided by Management.

Detailed corporate organization chart - Oi Group


Oi Internet S.A.
29.90%
Gamecorp S.A.
99.99%
Pointer Networks S.A.
15%
CDF – Central de Funcionamento, Tecnologia e Participações S.A.
99.99%
Vex Colômbia Ltda.
100%
Vex WiFi Canadá Ltd.
100%
VEX VENEZUELA, C.A.
100%
Pointer Peru S.A.C. (under liquidation)
100%
VEX WI-FI S.A. (Uruguay)
99%
Vex Paraguay S.A.
100%
Vex USA, Inc.
40%
Limited Liability Company "Vex Ukraine"

Parties under Reorganization (Note: there are no Parties under Reorganization in this chart).
Source: information provided by Management.

Glossary

Term	Definition/meaning
Δ	Variation
1Qxx	First quarter of the relevant year (xx)
AGU	Federal Attorney General Office
ANATEL	National Agency for Telecommunications
ANCINE	National Film Agency
Bonds	Debt securities issued by the Parties under Reorganization
BRL	Brazilian Real or R$, Brazilian legal currency
CAP	Accounts payable
CAPEX	Capital expenditures
CDB	Bank Deposit Certificate
COFINS	Social Contribution on Revenues
Copart 4/TC04	Copart 4 Participação S.A.

Glossary

Term	Definition/meaning
Copart 5/TC05	Copart 5 Participação S.A.
CP	Short-term
CVM	Brazilian Securities Commission
DF	Financial statements
DFC	Statement of cash flows
Fistel	Telecommunications Inspection Fund
GMC	General Meeting of Creditors
ICMS	Value-added Tax on Sales and Services
Intercompany	An operation or balance held between a legal entity of the Oi Group included in the Judicial Reorganization process and other entity of the Oi Group not included in this process.
Intragroup	An operation or balance held between two or more legal entities of the Oi Group included in the Judicial Reorganization process.
IOF	Tax on Financial Transactions
IPCA	Amplified Consumer Price Index

Glossary

Term	Definition/meaning
IRCS	Income Tax and Social Contribution
IRRF	Income Tax Withheld at Source
ITR	Quarterly Information
JA	Judicial Administrators
JCP	Interest on capital
JEC	Small Civil Claims Court
JR	Judicial Reorganization
LFT	Financial Treasury Bill
LP	Long-term
MAR	Monthly Activity Report
NF	Invoice
OGM	Ordinary General Meeting

Glossary

Term	Definition/meaning
Oi Coop	Oi Brasil Holdings Coöperatief U.A
PAR	Preliminary Activity Report
PCLD	Provision for impairment of trade receivables
PEX	Expansion Plan
PIS	Social Integration Program
PRJ	Judicial Reorganization Plan
PROCON	Consumer Protection Agency (PROCON)
PSR	Network Service Providers
PTAX	Exchange rate determined by the Brazilian Central Bank
PTIF	Portugal Telecom International Finance B.V
Parties under Reorganization	Refers collectively to the seven companies of the Oi Group subject to the Judicial Reorganization process
Rede Conecta	Telecommunications network implementation and maintenance service provider and Oi Group's subsidiary since mid-2016.

Glossary

Term	Definition/meaning
Region I	States of Rio de Janeiro, Minas Gerais, Espírito Santo, Bahia, Sergipe, Alagoas, Pernambuco, Paraíba, Rio Grande do Norte, Ceará, Piauí, Maranhão, Pará, Amapá, Amazonas, and Roraima.
Region II	Federal District and States of Rio Grande do Sul, Santa Catarina, Paraná, Mato Grosso do Sul, Mato Grosso, Goiás, Tocantins, Rondônia, and Acre.
Region III	State of São Paulo
Region IV	National
SUDAM	Superintendency for the Development of the Amazon
SUDENE	Superintendency for the Development of the Northeast Region
TNL/TMAR	Telemar Norte Leste S.A.
USD	U.S. dollar
Wald	Escritório de Advocacia Arnoldo Wald (law firm)

Rua do Russel, 804 7º Andar |Edifício Manchete – Glória
Rio de Janeiro - RJ – Brasil
CEP:22210-907